EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Rayonier Inc. and management’s report on the effectiveness of internal control over financial reporting dated February 28, 2006, appearing in the Annual Report on Form 10-K of Rayonier Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Jacksonville, Florida
August 23, 2006